Exhibit 99.1

June 24, 2021                            Contact: Roger Schrum
+843-339-6018
roger.schrum@sonoco.com

Sonoco Reduces Pension Obligation by Approximately $1.4 Billion
with Purchase of Group Annuity Contracts and Distribution of Lump-Sum Payments

HARTSVILLE, S.C., U.S. - Sonoco (NYSE: SON), one of the largest diversified global packaging companies, today announced the purchase of group annuity contracts from Athene Holding Ltd. (“Athene”) (NYSE: ATH), a leading financial services company specializing in retirement services, which transfers approximately $900 million of the Company’s U.S. pension plan obligations to Athene’s wholly owned subsidiaries, Athene Annuity and Life Company and Athene Annuity & Life Assurance Company of New York. Athene is a leader within the pension risk transfer industry, partnering with plan sponsors and intermediaries on more than $18.5 billion of transactions to support over 300,000 annuitants as of March 31, 2021.

The purchase of the group annuity contracts transfers the responsibility for pension benefit payments to Athene for approximately 8,300 Sonoco participants or their beneficiaries under the frozen Sonoco Products Pension Plan for Inactive Participants (“Plan”). The purchase of the group annuity contracts is being funded entirely by Plan assets. In May 2021, the Plan settled $488 million of Plan liabilities through lump-sum payments to approximately 2,250 participants who elected lump-sum distributions of their Plan benefits. Related to these pension de-risking activities, Sonoco has made $133 million in Plan contributions during the second quarter of 2021.

Sonoco Vice President of Human Resources and General Counsel John Florence said, “Sonoco has been committed to protecting the pension benefits earned by our employees and retirees and we are thoughtfully moving pension obligations to Athene, a highly rated, well-respected retirement services company. This transaction is the final step in our previously announced actions to reduce pension liabilities and the volatility associated with the pension assets.”

“We are pleased to serve as a trusted partner to Sonoco, in its role as Plan sponsor and Plan administrator, in structuring a total pension risk transfer solution to support Sonoco’s objectives and the ongoing needs of the Plan participants or their beneficiaries,” said Sean Brennan, executive vice president of Pension Risk Transfer and Flow Reinsurance at Athene. “As a leading provider of retirement savings products and solutions, Athene is well equipped to continue providing Plan participants or their beneficiaries with the same high degree of service and benefit distribution they are accustomed to with the Plan.”

Athene will begin to assume responsibility for administration and customer service related to Plan benefit payments as of mid-September, as well as responsibility for the distribution of Plan benefit payments as of September 30, 2021. Details will be provided to participants and beneficiaries whose continuing payments will be fulfilled by Athene.

As a result of the purchase of these group annuity contracts and the May 2021 distribution of lump-sum payments, Sonoco expects to recognize non-cash, pre-tax pension settlement charges totaling approximately $550 million in the second quarter of 2021.

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1 North Second Street
Hartsville, S.C. 29550 USA
843/383-7794
www.sonoco.com

About Sonoco
Founded in 1899, Sonoco (NYSE: SON) is a global provider of consumer, industrial, healthcare and protective packaging. With annual net sales of approximately $5.2 billion, the Company has 19,000 employees working in approximately 300 operations in 34 countries, serving some of the world’s best known brands in some 85 nations. Sonoco is committed to creating sustainable products, services and programs for our customers, employees and communities that support our corporate purpose of Better Packaging. Better Life. The Company was listed as one of Fortune’s World’s Most Admired Companies for 2021 as well as being included in Barron’s 100 Most Sustainable Companies for the third year in a row. For more information, visit www.sonoco.com.

Forward-Looking Statements
Certain statements in this press release are or may be considered forward-looking statements, such as statements relating to the financial impact of the transactions contemplated by the purchase of the group annuity contracts. These statements reflect Company management’s current views and are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in these statements. Factors which could cause actual results to differ include but are not limited to (i) the satisfaction or waiver of all closing conditions contained in the Commitment Agreement with Athene, without unexpected delays or conditions; (ii) the Company’s ability to realize, or realize in the expected time frame, the anticipated benefits from the transaction contemplated by the Commitment Agreement with Athene; (iii) the amount of the expected settlement charge; and (iv) other factors that can be found in the Company’s press releases and Securities and Exchange Commission filings. The Company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

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